SPARTECH CORPORATION
SECOND QUARTER 2011 EARNINGS

Company Contacts:

Victoria M. Holt    Randy C. Martin
President and Chief Executive Officer    Executive Vice President and Chief Financial Officer
(314) 721-4242    (314) 721-4242

For Immediate Release Wednesday, June 8, 2011

SPARTECH ANNOUNCES SECOND QUARTER RESULTS
_________________________________

St. Louis, Missouri, June 8, 2011 - Spartech Corporation (NYSE:SEH), a leading producer of plastic sheet, compounds, and packaging products, announced today operating results for its 2011 second quarter.

Second Quarter 2011 Financial Results

•
Net sales of $282.6 million for the second quarter of 2011 increased 5% from the same period in 2010. The pass-through of higher raw material costs as selling price increases and a greater mix of higher-priced product more than offset a 3% decrease in volume which primarily occurred with one sheet customer.

•
Operating earnings excluding special items decreased $1.8 million to $7.6 million in the second quarter of 2011 from the prior year second quarter. This decrease was caused by the lower sales volume, continued production inefficiencies and raw material and other cost increases which more than offset a benefit from foreign currency.

•
Reported diluted earnings per share from continuing operations was $0.09 in the second quarter of 2011 compared to $0.15 in the prior year second quarter. Excluding special items, diluted earnings per share from continuing operations was $0.10 compared to $0.13 in the prior year second quarter.

•
Cash flows from operations were $0.8 million for the second quarter of 2011 and included a $12.1 million investment in working capital reflecting seasonality and raw material cost increases. The Company ended the quarter with $178.3 million of debt.

Highlights

•
We made solid progress during the second quarter on our six key priorities: back to basics in operations, optimizing material usage, starting up new production lines in support of organic growth, leveraging new technology center, initiating a cross-unit business selling program, and engaging customers at multiple levels, all of which have an objective of improving profitability of the Company.

•
We have achieved improvements in several key performance indicators in our Color & Specialty Compounds and Packaging Technologies segments. In order to continue to drive improved operational performance and profitability in our compounds business, we recently filled our Senior Vice President of Color & Specialty Compounds leader position.

•
Effective June 1, 2011, Vicki Holt, President and Chief Executive Officer, assumed the responsibilities of interim Senior Vice President of the sheet business in addition to her Chief Executive Officer role to lead the turnaround of this segment. With a focus on driving revenues and profitability through expanded marketing and sales, operational efficiencies and product yields, we will re-establish our market leadership position for this business.

•	The Company strengthened its senior leadership team by filling its open Senior Vice President of Human Resources position.
Note: Please see the reconciliation tables and the narrative below for adjustments to GAAP and discussion of items affecting results.

SPARTECH CORPORATION
SECOND QUARTER 2011 EARNINGS

Spartech's President and Chief Executive Officer, Vicki Holt stated, “Although I remain disappointed with our financial results compared to last year, we are making progress in the fundamentals necessary to improve profitability in 2012. We have seen recent improvements in our key metrics including on-time delivery to customers, product yield and production yield in portions of our business. A key focus for us in the next two quarters is to implement a turnaround in our Custom Sheet and Rollstock business in which we have significant opportunities to improve in the operations and customer interface areas, and I am excited about leading these efforts as the interim leader of this business.”

Additionally, Holt stated “We are realistic about the level of work and cultural change necessary for us to achieve our targeted improvement from our six key priorities and the headwinds brought by a volatile resin and inflationary environment. We remain committed to our priority initiatives that will lead to organic sales growth coupled with a more efficient cost structure to improve profitability.”

Consolidated Results
Net sales increased 5% to $282.6 million in the three month period ended April 30, 2011 over the same period in the prior year, representing an 8% increase from price/mix offset by a 3% decrease in volume. This decrease was due to a decline in sales of sheet for material handling applications caused by a considerable slowdown in orders from one of our significant customers. Mitigating this decrease were increases in sales volume of compounds and sheet to the automotive sector of the transportation market and compounds to the commercial construction and agricultural end markets from continued demand recovery, and an increase in graphic arts sales. The price/mix increase was primarily related to increases in selling prices to pass through increases in raw material costs.

For the second quarter year-over-year comparison, gross margin per pound sold declined 1.2¢ to 11.5¢ in the second quarter of 2011 due primarily to the impact of production inefficiencies that began in the second half of 2010 and cost increases.

Selling, general and administrative expenses were $19.0 million in the second quarter of 2011 compared to $20.5 million in the same period of the prior year. This $1.5 million decrease reflects a $2.5 million change in foreign currency. Foreign currency gains were $0.5 million in the second quarter of 2011 and losses were $1.9 million in the second quarter of 2010 (foreign currency gains and losses are recorded in our Corporate entity). Net of foreign currency, the $1.0 million increase primarily reflects higher employee relocation costs.

Amortization of intangibles was $0.4 million in the second quarter of 2011 compared to $1.0 million in the same period of the prior year. The decrease reflects intangible assets which became fully amortized, coupled with the impact of intangible asset impairments recorded by the Company in the fourth quarter of 2010.

Restructuring and exit costs were $0.5 million in the second quarter of 2011 compared to $1.6 million in the same period of the prior year. Restructuring and exit costs are mostly comprised of employee severance, facility consolidation and shut-down costs and accelerated depreciation.

Interest expense, net of interest income, was $2.7 million in the second quarter of 2011 compared to $3.3 million in the same period of the prior year. This decrease was primarily driven by a reduction in higher interest rate debt.

Excluding special items (restructuring and exit costs, and tax benefits from restructuring of foreign operations), net earnings from continuing operations were $3.2 million or $0.10 per diluted share for the second quarter of 2011, compared to net earnings from continuing operations of $3.9 million or $0.13 per diluted share in the same period of the prior year. The fluctuation reflects the impact of items previously discussed.

Cash flows from operations in the second quarter of 2011 of $0.8 million included a $12.1 million investment in working capital reflecting seasonality and raw material cost increases. Cash flow from operations and borrowings from our credit facility were used to fund $6.2 million of capital investments for additional capacity in specialty sheet products, maintenance and cost reductions.

Segment Results

SPARTECH CORPORATION
SECOND QUARTER 2011 EARNINGS

The results of our three operating segments are discussed below. A table is presented at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.

Custom Sheet & Rollstock - Net sales were $146.1 million in the three month period ended April 30, 2011, representing a 3% decrease in net sales, which consisted of a 16% decrease in volume offset by a 13% increase from price/mix changes. The decrease in underlying volume reflects a significant reduction in one customer's business activity for a material handling application. Absent this customer's decline, our sales volume was flat reflecting additional sales volume sold to the automotive sector which was offset somewhat by a decrease in volume sold of refrigeration sheet. The price/mix increase was mostly caused by increases in selling prices from the pass through of increases in raw material costs and a greater mix of higher priced products. Operating earnings excluding special items were $7.2 million for the second quarter of 2011 compared to $10.6 million for the same period of the prior year. The decrease in operating earnings reflects lower sales volume to the material handling customer and cost increases.

Packaging Technologies - Net sales were $62.4 million in the three month period ended April 30, 2011, representing a 14% increase in net sales, which consisted of a 2% increase in volume and a 12% increase in price/mix changes. Operating earnings excluding special items were $6.5 million for the three months ended April, 30, 2011 compared to $5.5 million for the three months ended May 1, 2010. The increase in operating earnings was due to lower depreciation and amortization relating to our prior year impairments, higher sales volume and an increase in mix of higher margin product.

Color & Specialty Compounds - Net sales were $74.1 million in the three month period ended April 30, 2011, representing a 17% increase in net sales, which consisted of a 13% increase in volume and a 4% increase in price/mix changes. The increase in underlying volume was due to a significant increase in sales to the commercial construction market, automotive sector of the transportation market and agricultural market from continued end market demand recovery. The price/mix increase was mostly caused by increases in selling prices to pass through increases in raw material costs. Operating earnings excluding special items were $1.3 million for the second quarter of 2011 compared to operating earnings of $3.0 million in the same period of the prior year. The decrease in operating earnings reflects continued production inefficiencies and the impact of cost increases.

Outlook
We are continuing to focus on our six key priorities which have an objective of improving our profitability, building a more customer-focused organization, and investing in capabilities to enhance growth. To date in fiscal 2011 we have managed through significant increases in raw materials and other costs and expect a volatile raw material and inflationary environment to continue through the rest of the year. Although we believe the fundamental operational changes being undertaken in each of our business segments during 2011 will lead to substantial levels of earnings improvement in fiscal 2012, we expect our fiscal 2011 earnings performance to remain at depressed levels. We expect our diluted earnings per share excluding special items to be in the range of $0.16 to $.20 in 2011. Our commitment to our shareholders is to execute on our plan to deliver significantly enhanced profitability and organic growth over the next twelve months.

Special Items and Discontinued Operations
Restructuring and exit costs totaled $0.5 million during the second quarter of 2011 compared to $1.6 million in the same period of the prior year. Restructuring and exit costs are comprised of employee severance, facility consolidation and shut-down costs and fixed asset valuation adjustments. These costs resulted from the Company's improvement initiatives, which include an objective of reducing the Company's fixed portion of its cost structure. We expect to incur approximately $0.6 million of additional restructuring expenses which mostly consist of employee severance and shutdown costs for facility consolidation initiatives previously announced.

In the first quarter of 2010, we recognized a $2.8 million tax benefit related to tax restructuring of foreign operations that was excluded from our presentation of net earnings from continuing operations as a special, non-recurring item.

SPARTECH CORPORATION
SECOND QUARTER 2011 EARNINGS

Discontinued operations include our former Marine business, sheet business in Donchery, France, and toll compounding business in Arlington, Texas which were all shutdown in the 2009 and the Wheels and Profiles businesses that were divested in 2009.

During the first quarter of 2011 the Company reached agreement with Chemtura and the Bankruptcy Court approved the final settlement of the claim for the breach of a contract by Chemtura for $4.2 million in cash and equity in the newly reorganized Chemtura. The equity was subsequently sold, resulting in $4.8 million of total cash proceeds. The associated gain was recorded in discontinued operations.
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Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EST on Thursday, June 9, 2011, to discuss Spartech's second quarter 2011 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via a webcast by logging onto www.spartech.com, or via phone by dialing 800-642-9809 and providing the Conference ID #: 63210196. International callers may dial 706-679-7637.

Spartech Corporation is a leading producer of plastic products including polymeric compounds, concentrates, custom extruded sheet and rollstock products and packaging technologies for a wide spectrum of customers.  The Company's three business segments, which operate facilities in the United States, Mexico, Canada, and France, annually process approximately one billion pounds of plastic resins, specialty plastic alloys, and color and specialty compounds.

Cautionary Statements Concerning Forward-Looking Statements

Statements in this Form 10-Q that are not purely historical, including statements that express the Company's belief, anticipation or expectation about future events, are forward-looking statements. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations and include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ from our forward-looking statements are as follows:

(a)     Adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce
(b)     Our ability to compete effectively on product performance, quality, price, availability, product development, and customer service
(c)     Adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical
(d)     Volatility of prices and availability of supply of energy and raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future impacts of natural disasters
(e)     Our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs
(f)     Our inability to achieve and sustain the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our improvement initiatives
(g)     Our inability to collect all or a portion of our receivables with large customers or a number of customers
(h)    Loss of business with a limited number of customers that represent a significant percentage of our revenues
(i)    Restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments and inability to access capital markets

SPARTECH CORPORATION
SECOND QUARTER 2011 EARNINGS

(j)    Possible asset impairments
(k)    Our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, potential loss of business or savings to be achieved in connection with announced production plant consolidations and line moves
(l)    Adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations
(m)    Our inability to develop and launch new products successfully
(n)    Possible weaknesses in internal controls

We assume no responsibility to update our forward-looking statements.

SPARTECH CORPORATION
SECOND QUARTER 2011 EARNINGS

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Operations

	Three Months Ended		Six Months Ended
	April 30,	May 1,	April 30,	May 1,
(Unaudited and dollars in thousands, except per share data)	2011	2010	2011	2010
Net sales	$282,551	$268,524	$517,334	$493,687
Costs and expenses
Cost of sales	255,474	237,642	471,851	435,974
Selling, general and administrative expenses	19,010	20,452	37,984	38,868
Amortization of intangibles	422	963	845	1,928
Restructuring and exit costs	548	1,596	1,377	2,266
Total costs and expenses	275,454	260,653	512,057	479,036
Operating earnings	7,097	7,871	5,277	14,651
Interest, net of interest income	2,686	3,251	5,257	6,767
Earnings from continuing operations before income taxes	4,411	4,620	20	7,884
Income tax expense (benefit)	1,564	80	(987)	(1,393)
Net earnings from continuing operations	2,847	4,540	1,007	9,277
Net earnings (loss) from discontinued operations, net of tax	(225)	(87)	2,646	(80)
Net earnings	2,622	4,453	3,653	9,197
Basic earnings per share:
Earnings from continuing operations	$0.09	$0.15	$0.03	$0.30
Earnings (loss) from discontinued operations, net of tax	(0.01)	$(0.01)	0.09	$—
Net earnings per share	$0.08	$0.14	$0.12	$0.30
Diluted earnings (loss) per share:
Earnings from continuing operations	$0.09	$0.15	$0.03	$0.30
Earnings (loss) from discontinued operations, net of tax	(0.01)	$(0.01)	0.09	$(0.01)
Net earnings per share	$0.08	$0.14	$0.12	$0.29

SPARTECH CORPORATION
SECOND QUARTER 2011 EARNINGS

Spartech Corporation and Subsidiaries
Consolidated Condensed Balance Sheets

	(Unaudited)
	April 30,	October 30,
(Dollars in thousands, except share data)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$2,707	$4,900
Trade receivables, net of allowances of $3,863 and $3,404, respectively	149,254	134,902
Inventories, net of inventory reserves of $8,312 and $6,539, respectively	99,894	79,691
Prepaid expenses and other current assets, net	24,966	35,789
Assets held for sale	3,156	3,256
Total current assets	279,977	258,538
Property, plant, and equipment, net	210,835	211,844
Goodwill	87,921	87,921
Other intangible assets, net	13,716	14,559
Other long-term assets	4,102	4,279

Total assets	$596,551	$577,141
Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt	$526	$880
Accounts payable	137,731	129,037
Accrued liabilities	32,877	34,112
Total current liabilities	171,134	164,029

Long-term debt, less current maturities	177,734	171,592

Other long-term liabilities:
Deferred taxes	41,751	42,648
Other long-term liabilities	6,358	5,866
Total liabilities	396,977	384,135
Shareholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000 shares, par value $0.75) Issued: 33,131,846 shares; outstanding: 30,825,000 and 30,884,503 shares, respectively	24,849	24,849
Contributed capital	204,435	204,966
Retained earnings	13,689	10,036
Treasury stock, at cost, 2,306,846 and 2,247,343 shares, respectively	(50,952)	(52,730)
Accumulated other comprehensive income	7,553	5,885
Total shareholders’ equity	199,574	193,006

Total liabilities and shareholders’ equity	$596,551	$577,141

SPARTECH CORPORATION
SECOND QUARTER 2011 EARNINGS

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows

	Six Months Ended
	April 30,	May 1,
(Unaudited and dollars in thousands)	2011	2010
Cash flows from operating activities
Net earnings	$3,653	$9,197
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,137	19,013
Stock-based compensation expense	1,541	1,931
Restructuring and exit costs	299	152
Gain (loss) on disposition of assets, net	192	(884)
Provision for bad debt expense	774	25
Change in current assets and liabilities	(13,434)	(8,161)
Other, net	(673)	(1,703)
Net cash provided by operating activities	8,489	19,570
Cash flows from investing activities
Capital expenditures	(14,201)	(7,579)
Proceeds from the disposition of assets	—	2,876
Net cash used by investing activities	(14,201)	(4,703)
Cash flows from financing activities
Bank credit facility borrowings, net	6,000	11,900
Payments on notes and bank term loan	(378)	(49,590)
Payments on bonds and leases	(255)	(262)
Debt issuance costs	(1,561)	—
Stock-based compensation exercised	(294)	—
Net cash provided (used) by financing activities	3,512	(37,952)
Effect of exchange rates on cash and cash equivalents	7	18
Decrease in cash and cash equivalents	(2,193)	(23,067)
Cash and cash equivalents at beginning of year	4,900	26,925
Cash and cash equivalents at end of year	$2,707	$3,858

SPARTECH CORPORATION
SECOND QUARTER 2011 EARNINGS

Non-GAAP Reconciliations

Within this press release we have included operating earnings (GAAP) to operating earnings excluding special items (Non-GAAP), net (loss) earnings from continuing operations (GAAP) to net (loss) earnings from continuing operations excluding special items (Non-GAAP) and net earnings from continuing operations per diluted share (GAAP) to net earnings from continuing operations per diluted share excluding special items (Non-GAAP). Special items include restructuring and exit costs and a tax benefit on restructuring of foreign operations. We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below.

We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

The following tables reconcile (GAAP) to (Non-GAAP) measures:

	Three Months Ended		Six Months Ended
	April 30,	May 1,	April 30,	May 1,
(unaudited and in thousands, except per share data)	2011	2010	2011	2010
Operating earnings (GAAP)	$7,097	$7,871	$5,277	$14,651
Restructuring and exit costs	548	1,596	1,377	2,266
Operating earnings excluding special items (Non-GAAP)	$7,645	$9,467	$6,654	$16,917
Net earnings from continuing operations (GAAP)	$2,847	$4,540	$1,007	$9,277
Restructuring and exit costs, net of tax	345	998	868	1,418
Tax benefits from restructuring of foreign operations	—	(1,631)	—	(4,401)
Net earnings from continuing operations excluding special items (Non-GAAP)	$3,192	$3,907	$1,875	$6,294
Net earnings from continuing operations per diluted share (GAAP)	$0.09	$0.15	$0.03	$0.30
Restructuring and exit costs, net of tax	0.01	0.03	0.03	0.05
Tax benefit on restructuring of foreign operations	—	(0.05)	—	(0.14)
Net earnings from continuing operations per diluted share excluding special items (Non-GAAP)	$0.10	$0.13	$0.06	$0.21

The following table reconciles operating (loss) earnings (GAAP) to operating (loss) earnings excluding special items (Non-GAAP) by segment (in thousands):

	Three Months Ended			Three Months Ended
	April 30, 2011			May 1, 2010
	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items
Segment
Custom Sheet and Rollstock	$7,075	$109	$7,184	$9,815	$771	$10,586
Packaging Technologies	6,358	131	6,489	5,467	10	5,477
Color & Specialty Compounds	961	308	1,269	2,191	787	2,978
Corporate	(7,297)	—	(7,297)	(9,602)	28	(9,574)
Total	$7,097	$548	$7,645	$7,871	$1,596	$9,467